Exhibit 2.6

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT is entered into as of this 4th day of February, 2013 (this "Agreement"), by and between NewLead Holdings Ltd., a Bermuda company (the "Company") and Good Faith Credit LLC, with a registered address of 825 Third Avenue, 34th Floor, New York, NY 10022 (the "Purchaser").

WITNESSETH:

WHEREAS, the Company desires to borrow money from the Purchaser in an aggregate principal amount of $1,000,000 (one million);

WHEREAS, the Purchaser desires to lend such money to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

SALE AND ISSUANCE OF THE NOTE

1.1 Authorization of Issuance and Sale of the Note; Aggregate Purchase Price. Subject to the terms and conditions hereof, the Company has authorized the issuance and sale to Purchaser of a promissory note, substantially in the form attached hereto as Exhibit A (the "Note"), in the aggregate principal amount of $1,000,000 (one million dollars).

1.2 Issuance and Closing. Subject to the terms and conditions hereof, the closing of the sale (the "Closing") shall take place on February [•], 2013 or such earlier date as the parties mutually agree (the "Closing Date"). On the Closing Date, the Company shall issue and sell to the Purchaser and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser shall purchase the Note.

1.3 Payment. On the Closing Date, in lieu of paying the purchase price for the Note to the Company, the Company authorizes and directs Purchaser to make payments as set forth on Schedule 1 hereto on the Company's behalf.

1.4 Financing Participation Right. To induce the Purchaser to purchase the Note, the Company hereby agrees that S. Goldman Advisors LLC (the "BD") will have the right to participate in the next two equity or equity-linked financings the Company does after the date hereof, provided that if the Company gets a proposal from a third party as to such a financing, BD must, in good faith, believe it can consummate a transaction within the same time period reasonably contemplated by such third party at an effective price per share and resulting in net proceeds to the Company at least equal to those believed to be achievable pursuant to the third party proposal. If the Company determines to proceed with a third party proposal, it shall notify BD in writing of such proposal, including the contemplated time frame and expected net proceeds and price (or formula for determining price) and BD shall have five (5) business days after receipt of such notice to determine whether to proceed with such financing.

ARTICLE II

SECURITIES ACT REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

2.1 Purchaser Representation Regarding the Note. The Purchaser understands and acknowledges that the Note and the underlying securities have not been registered under the Securities Act of 1933 (the "Securities Act"), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is aware that the Company is under no obligation to effect any such registration with respect to the Note or the underlying securities or to file for or comply with any exemption from registration. The Purchaser has not been formed solely for the purpose of making this investment. The Purchaser is purchasing the Note to be acquired by the Purchaser hereunder for the Purchaser's own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

2.2 Legend. The Purchaser acknowledges the Note will contain a restrictive legend in the following form:

> THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

2.3 Purchaser Status. Each of the members of the Purchaser are, and the Purchaser is, an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

2.4 Experience of the Purchaser. The Purchaser has (1) been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Note; (2) had the opportunity to ask questions concerning the Note; (3) has had the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Note; and (4) such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of its investment in the Company and to make an informed investment decision relating thereto.

2.5 General Solicitation. The Purchaser is not receiving the Note as a result of any advertisement, article, notice or other communication regarding the Note published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.6 Reliance on Representations and Warranties. Purchaser understands that the exemption of this transaction from registration under applicable U.S. Securities Laws is dependent on the accuracy of the foregoing representations and warranties and indemnifies the Company from any damages resulting from any inaccuracy therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Bermuda and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. The Company has full power and authority to enter into this Agreement and the Note (together, the "Purchase Documents"). The Purchase Documents to which the Company is a party, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.3 Valid Issuance of Shares. The Note that is being purchased by the Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement and for the consideration expressed herein, will be duly and validly issued. The securities issuable upon conversion of the Note, when issued in compliance with the terms of such Note and this Agreement will be duly and validly issued, fully paid and nonassessable and, based in part upon the accuracy of the representations and warranties of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

3.4 No Violation. None of the execution, delivery and performance by the Company of the Purchase Documents and compliance with the terms and provisions thereof or the consummation of the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any applicable law of any governmental authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Company pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or any other contractual obligation to which the Company is a party or by which it or any of its property or assets is bound, or violate any provision of the organization documents of the Company.

3.5 Government Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Article II of this Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or other person or entity, and no consent or approval under any contractual obligation or instrument (other than those that have been duly obtained or made and which are in full force and effect) is required for the execution, delivery and performance of the Purchase Documents by the Company.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1 Registration Rights. If the Company files a registration statement to register the sale of shares of common stock for any other stockholder of the Company and the shares of common stock underlying the Note are not then salable under Rule 144 promulgated under the Securities Act of 1933 and the Company is not prohibited from registering the shares of common stock underlying the Note by an agreement in effect as of the date of this Agreement, then the Company shall, by written notice to the Purchaser, offer the Purchaser the right to have such underlying shares of common stock included in such registration statement. The Purchaser shall have five business days after receipt of such notice to notify the Company in writing if the Purchaser wishes such underlying shares to be so included.

4.2 Reserved Stock.

(a) The Company shall ensure that there are sufficient authorized, unissued and unreserved shares of Reserved Stock (as defined below) available for issuance upon conversion of the Note pursuant to the terms and conditions of the Note and this Agreement. To the extent that there would not be sufficient authorized, unissued and unreserved shares of Reserved Stock of the Company available for issuance upon conversion of the Note pursuant to the terms and conditions of the Note and this Agreement, the Company shall take or cause to be taken all actions necessary to amend its organizational documents (to be effective no later than immediately prior to such conversion) such that there will be sufficient authorized, unissued and unreserved shares of common stock available for issuance upon such conversion, and the Company's failure to do so shall be a breach of this covenant.

(b) "Reserved Stock" means (i) the common stock issued or issuable upon conversion of the Note and (ii) any common stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the Party for whom intended, at the address set forth opposite such party's name on the signature page.

5.2 Entire Agreement. This Agreement and any instruments to be executed hereunder, set forth the entire understanding of the Parties hereto with respect to its subject matter, and supersedes all other understandings. No waiver of any provision of this Agreement shall be deemed to be waiver of the same or any other provision in any other instance. Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

5.3 Successors and Assigns. This Agreement may not be assigned by either Party.

5.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

5.5 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be enforceable as if such provision were severed.

5.6 Currency. The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

5.7 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof. All such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

GOOD FAITH CREDIT LLC

By: ______________________

Authorized Officer

ADDRESS

NEWLEAD HOLDINGS LTD.

By: ______________________

Michail Zolotas

Chief Executive Officer

Schedule 1

Exhibit A